Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) dated as of September 3, 2009, is entered into by and between Gentiva Health Services, Inc., a Delaware corporation (the “Company”) and Ronald A. Malone (the “Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of November 12, 2008 (the “Agreement”), and

WHEREAS, the Agreement is scheduled to expire on December 31, 2009, and

WHEREAS, Tony Strange has been appointed Chief Executive Officer of the Company, and

WHEREAS, Company desires that Executive continue to serve as Chairman of the Company pursuant to the terms of the Agreement, as modified herein, and Executive is willing to continue to serve in that capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby amend the Agreement, effective January 1, 2010, as follows:

1.     The first sentence of Section 1 of the Agreement is hereby deleted and replaced with the following sentence:

Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive and Executive hereby agrees to his employment by the Company until December 31, 2010 unless this Agreement is sooner terminated as set forth herein.

2.         The fourth sentence of Subsection 2(b) of the Agreement is hereby deleted and replaced with the following sentence:

Executive shall devote his full time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgment, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company and its subsidiaries; provided however, that during any portion of the Employment Period during which Executive is serving only as Chairman of the Company, he shall devote such time to the services hereunder as is necessary to perform his duties as Chairman, and as reasonably required by the Company.

3.         The following sentence is added to the end of Subsection 3(b) of the Agreement:

Notwithstanding the foregoing, the Executive will not be entitled to receive an Annual Target Bonus Opportunity for 2010.

4.         The following sentence is added to the end of Subsection 4(a)(iv) of the Agreement:

For avoidance of any doubt, Executive will not be entitled to participate in any of the Company’s incentive compensation or bonus plans in 2010.

5          The dates “December 31, 2011”, “December 31, 2009” and “March 31, 2012” in Subsection 5(d)(iii) shall hereby by replaced with the dates “December 31, 2012”, “December 31, 2010” and “March 31, 2013”, respectively.

6.         The following sentence is added to the end of the definition of “Severance Benefits” in Subsection 5(d) of the Agreement:

If Executive’s termination of employment occurs during calendar year 2010, Executive will be entitled to the sum of: (A) the Executive’s Base Salary through the remainder of the Employment Period, and (B) an amount equal to $225,000; provided, however, that Severance Benefits and Additional Benefits shall not be payable under this Agreement to the Executive if the termination of Executive’s employment results in the payment of severance benefits under Executive’s Change in Control Agreement with the Company dated as of November 12, 2008.

7.         The date “December 31, 2009” in the first sentence of the definition of “Termination for Good Reason” in Subsection 5(d) of the Agreement is hereby replaced with the date “December 31, 2010”.

8.         The date “December 31, 2009” in the first sentence of the definition of “Termination Without Cause” in Subsection 5(d) of the Agreement is hereby replaced with the date “December 31, 2010”.

9.         Section 7 of the Agreement is hereby deleted and replaced with the following paragraph:

So long as Executive’s employment continues hereunder through December 31, 2009, notwithstanding any provision in this Agreement or in the applicable award agreements to the contrary, (i) all options to purchase Company common stock, restricted Company stock, deferred Company stock awards and other Company equity-based compensation awards, to the extent outstanding and held by Executive on December 31, 2009, will become vested in full on December 31, 2009, and any stock options held by the Executive may be exercised until December 31, 2012 (but not beyond the original full term of the option), and (ii) in the event Executive cannot exercise any such stock options during a period of time after December 31, 2010 because such an exercise would violate an applicable federal, state, local or foreign law, such stock options may be exercised until March 31, 2013 (but not beyond the original full term of the option). In the event either a Termination Without Cause or a Termination for Good Reason occurs prior to December 31, 2010, clause (iii) under the definition of “Additional Benefits” in Section 5(d) above will apply with respect to stock options and other equity-based awards.

10.       The date “January 1, 2010” in Section 9 of the Agreement is hereby deleted and replaced with the date “January 1, 2011”.

11.       This Amendment may be executed in multiple counterparts, which, when taken together, shall constitute one instrument.

[Signature Page Follows]

            IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and Executive has executed this Amendment, as of the date first written above.

GENTIVA HEALTH SERVICES, INC.

By:	/s/ Tony Strange
Name:	Tony Strange
Title:	Chief Executive Officer and President

EXECUTIVE

By:	/s/ Ronald A. Malone
Name:	Ronald A. Malone

4